Freeport-McMoRan Provides Operational Update
Ramp-up of production from Underground Transition at Grasberg district remains on track
Reaffirms outlook for significant cash flow generation in 2021 and beyond

PHOENIX, AZ, March 9, 2020 -- Freeport-McMoRan Inc. (NYSE: FCX) announced today continued progress in growing copper and gold volumes by 30 - 40 percent, reducing net unit cash costs of copper by 25 percent to approximately $1.30 per pound and more than doubling cash flows by 2021 compared with 2019.

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The Company remains focused on increasing volumes from its underground orebodies in Papua, Indonesia. Quarter-to-date through March 5, 2020, production from the Grasberg Block Cave and Deep MLZ orebodies averaged approximately 35,000 metric tonnes of ore per day, 35 percent above the fourth quarter 2019 average and in line with expectations.

2.	The Lone Star project in Arizona is nearing completion and is expected to be commissioned during 2020.

3.	Innovation and technology initiatives to enhance productivity and unit cost performance are ongoing and achieving durable results.
Richard C. Adkerson, FCX’s President and Chief Executive Officer, said: “Despite market volatility and potential economic impacts of the Coronavirus and turmoil in the global oil market, our team remains focused on execution of our plans to enhance performance at low copper prices and provide opportunities for superior performance as market conditions improve. Copper is an essential element of the global economy and its fundamental long-term outlook remains favorable.”
Execution on these three important initiatives is expected to significantly enhance the Company’s cash flows in 2021 and beyond. At copper prices ranging from $2.75 - $3.00 per pound, FCX estimates free cash flow generation (net of capital expenditures and distributions to noncontrolling interests) ranging from an average of over $2 billion to nearly $3 billion per annum in 2021 and 2022.
FCX also announced that there have been no significant disruptions to its supply chain or product shipments since the outbreak of the Coronavirus. The Company continues to monitor the situation closely and will carefully manage all costs, capital expenditures and production plans during this period of uncertainty. The Company has a strong liquidity position and no significant near-term debt maturities.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is one of the world's largest publicly traded copper producers.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; and significant mining operations in North America and South America, including the large-scale Morenci minerals district in Arizona and the Cerro Verde operation in Peru. Additional information about FCX is available on FCX's website at "fcx.com."

Cautionary Statement Regarding Forward-Looking Statements: This press release contains forward-looking statements in which FCX discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as

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plans, projections or expectations relating to ore grades and milling rates; production and sales volumes; unit net cash costs; operating cash flows; capital expenditures; FCX’s expectations regarding its share of PT Freeport Indonesia’s (PT-FI) net (loss) income and future cash flows through 2022; PT-FI’s development, financing, construction and completion of a new smelter in Indonesia; FCX’s expectations regarding results associated with productivity and innovation initiatives; exploration efforts and results; development and production activities, rates and costs; liquidity; tax rates; export quotas and duties; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; reserve estimates; execution of the settlement agreement associated with the Louisiana coastal erosion cases; and future dividend payments, share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” "targets," “intends,” “likely,” “will,” “should,” “to be,” ”potential" and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of the Board of Directors (Board) and will depend on FCX’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.
FCX cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause FCX's actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, supply of and demand for, and prices of, copper, gold and molybdenum; mine sequencing; changes in mine plans; production rates; timing of shipments; results of feasibility studies; potential inventory adjustments; potential impairment of long-lived mining assets; the potential effects of violence in Indonesia generally and in the province of Papua; the Indonesian government’s extension of PT-FI’s export license after March 8, 2020; risks associated with underground mining; satisfaction of requirements in accordance with PT-FI’s special mining license (IUPK) to extend mining rights from 2031 through 2041; FCX’s ability to achieve the expected results of its productivity and innovation initiatives; industry risks; regulatory changes; political and social risks; labor relations; weather- and climate related risks; environmental risks; litigation results; cybersecurity incidents; and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which FCX's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which FCX cannot control, and production volumes and costs, some aspects of which FCX may not be able to control. Further, FCX may make changes to its business plans that could affect its results. FCX cautions investors that it does not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes, and FCX undertakes no obligation to update any forward-looking statements.
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